Exhibit 99.1

For Immediate Release – April 24, 2006

For Information Contact:

Curtis L. Hage, Chairman, President and CEO

Sioux Falls, South Dakota

Phone:  (605) 333-7556

HF Financial Corp. Announces Quarter Earnings and Declares Quarterly Cash Dividend

•                  HF Financial Corp. (the “Company”) (NASDAQ: HFFC), Sioux Falls, SD, reported diluted earnings per share (“EPS”) of $0.31 for the three months ended March 31, 2006 compared to $0.34 for the same period in the prior fiscal year. The EPS figures have been adjusted to reflect the 10% stock dividend to be paid on April 24, 2006.

•                  For the nine months ended March 31, 2006, the Company reported EPS of $0.89 compared to $1.11 for the same period in the prior fiscal year.

•                  On March 24, 2006 the Company announced a 10% stock dividend payable April 24, 2006 to stockholders of record on April 10, 2006.

•                  Net interest margin decreased $516,000, or 2.6%, to $19.1 million for the nine months ended March 31, 2006 from $19.6 million for the same period in the prior fiscal year. This decrease was primarily due to an increase in the average rate paid on interest-bearing liabilities to 3.47% for the nine months ended March 31, 2006 from 2.51% for the same period in the prior fiscal year offset by an increase in the average yield on total interest-earning assets from 5.59% to 6.15% for the nine months ended March 31, 2005 and 2006, respectively.

•                  Asset quality indicators continue to improve since the Company’s fiscal year ended June 30, 2005. The ratio of nonperforming assets to total assets decreased to 0.51% at March 31, 2006 from 0.78% at June 30, 2005. In addition, the ratio of allowance for loan and lease losses to total loans and leases increased from 0.74% at June 30, 2005 to 0.76% at March 31, 2006.

•                  Net healthcare costs were $382,000 for the three months ended March 31, 2006, which is comparable to costs of $379,000 in the same period in the prior fiscal year. For the nine months ended March 31, 2006, net healthcare costs increased by $237,000, or 24.4%, as compared to the same period last year.

•                  Home Federal Bank, the banking subsidiary of the Company, has announced plans to develop an additional branch office in the South Dakota community of Yankton. This branch, which will be the Company’s 36th branch, is expected to open in late 2006.

•                  The Company approved a new stock buyback program to purchase 10% of the Company’s common stock beginning May 1, 2006 through April 30, 2007.

•                  The Company announced it will pay a quarterly cash dividend of 10.25 cents per share for the third quarter of the 2006 fiscal year. The dividend will be paid on May 17, 2006 to stockholders of record on May 10, 2006. This dividend payment represents an amount adjusted as a result of the 10% stock dividend to be paid on April 24, 2006.

HF Financial Corp., the parent company for financial service companies, including Home Federal Bank, Mid America Capital Services, Inc., Hometown Insurors, Inc. and HF Financial Group, Inc., announced earnings today of $3.6 million for the nine months ended March 31, 2006 compared to $4.5 million for the same period in the prior fiscal year. For the three months ended March 31, 2006, earnings were $1.3 million compared to $1.3 million for the same period in the prior fiscal year.

Curt Hage, Chairman, CEO and President stated, “We are pleased with our improvement in asset quality with a decrease of nonperforming assets of $2.3 million or 32.5% at March 31, 2006 compared to June 30, 2005. We note that at the same time we have increased our provision for loan and lease losses by $4.0 million over the same period last year. We remain committed to strong asset quality.”

Mr. Hage continued, “There are challenges to interest margins in this transition period from low interest rates to more normal interest rates and we believe we are well positioned to manage these opportunities. Asset production continues to be strong in a very competitive market with growth in earning assets of 8.0% and growth in assets of 7.8% over the same period a year ago. Deposit growth of 8.4% over the March 31, 2005 level indicates the strength of our branch expansions and emphasis on pricing strategies put in place over the past fiscal year. Growth in construction and development lending of 115.6% is indicative of the strong growth in the Sioux Falls area economy and our ability to capitalize on transitions in the market due to merger and acquisition activity among our competitors.”

Mr. Hage concluded, “The growth in loan production and deposit generation resulted in increases in noninterest income evidenced by an increase of $120,000 in deposit fee income for the nine months ended March 31, 2006 over the prior fiscal year. Trust and investment fee income increased $99,000 over that same period. We are confident our relationship management culture will continue to position us as a strong competitor in the Sioux Falls market expansion.”

“Extension of our stock repurchase program provides a continuing option for us to provide the strongest returns for our shareholders. Since our first quarterly report on June 30, 1992, we are pleased to pay our 56th consecutive quarterly cash dividend to our shareholders.”

Net interest income decreased $516,000, or 2.6%, for the nine months ended March 31, 2006 as compared to the same period in the prior fiscal year. For the three months ended March 31, 2006, net interest income increased $100,000, or 1.6%, compared to the same period in the prior fiscal year. The Company’s net interest margin was 3.01% for the nine months ended March 31, 2006 compared to 3.33% for the same period in the prior fiscal year. For the three months ended March 31, 2006, net interest margin was 3.03% compared to 3.28% for the same period in the prior fiscal year. Average earning assets increased 8.0%, yielding a rate of 6.15% for the nine months ended March 31, 2006 compared to the same period in the prior fiscal year, which yielded a rate of 5.59%. Average interest-bearing liabilities increased 8.6%, with a cost of funds rate of 3.47% for the nine months ended March 31, 2006 compared to the same period in the prior fiscal year with a cost of funds rate of 2.51%.

Provision for losses on loans and leases increased $4.0 million for the nine months ended March 31, 2006 as compared to the same period in the prior fiscal year. For the three months ended March 31, 2006 provision for losses on loans and leases increased $289,000 as compared to the same period in the prior fiscal year. Total nonperforming assets increased $2.0 million, or 75.2%, at March 31, 2006 compared to the same period in the prior fiscal year. The increase in nonperforming assets was primarily attributable to an increase of $1.8 million in loans and leases past due 90 days and still accruing from $995,000 at March 31, 2005 to $2.8 million at March 31, 2006.

The increase in noninterest income of $3.8 million, or 56.9%, for the nine months ended March 31, 2006 as compared to the same period in the prior fiscal year was primarily due to the net gain on sale of land of $3.6 million along with increases in fees on deposits of $120,000 and trust income of $99,000 offset by a decrease in loan servicing income of $158,000. The decrease in noninterest income of $49,000, or 2.3% for the three months ended March 31, 2006 as compared to the same period in the prior fiscal year was primarily due to increases in gain on sale of loans of $73,000, trust income of $35,000 and fees on deposits of $21,000 offset by a decrease in loan servicing income of $190,000.

Noninterest expense increased $718,000, or 3.8%, for the nine months ended March 31, 2006 as compared to the same period in the prior fiscal year primarily due to increases in compensation and employee benefits of $508,000, occupancy and equipment of $155,000 and other noninterest expense of $55,000. Net healthcare costs, inclusive of health claims and administration fees offset by stop loss and employee reimbursement under the Company’s self-insured health plan were $1.2 million for the nine months ended March 31, 2006, an increase of $237,000 compared to the same period in the prior fiscal year. For the three months ended March 31, 2006, noninterest expense increased $122,000, or 1.9% as compared to the prior fiscal year primarily due to increases in compensation and employee benefits of $120,000 and occupancy and equipment of $95,000 offset by a decrease in other noninterest expense of $93,000. Net healthcare costs, inclusive of health claims and administration fees offset by stop loss and employee reimbursement under the Company’s self-insured health plan were $382,000 for the three months ended March 31, 2006, an increase of $3,000 compared to the same period in the prior fiscal year.

The Company had total assets of $921.2 million and stockholders’ equity of $55.7 million at March 31, 2006. The Company is the largest publicly traded savings association headquartered in South Dakota, with 35 offices, which includes a location in Marshall, Minnesota. Internet banking is also available at www.homefederal.com.

Forward-Looking Statements

This news release and other reports issued by the Company, including reports filed with the Securities and Exchange Commission, contain “forward-looking statements” that deal with future results, expectations, plans and performance. In addition, the Company’s management may make forward-looking statements orally to the media, securities analysts, investors or others. These forward-looking statements might include one or more of the following:

*                 Projections of income, loss, revenues, earnings or losses per share, dividends, capital expenditures, capital structure, tax benefit or other financial items.

*                 Descriptions of plans or objectives of management for future operations, products or services, transactions and use of subordinated debentures payable to trusts.

*                 Forecasts of future economic performance.

*                 Descriptions of assumptions underlying or relating to such matters.

Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include words such as “optimism,” “look-forward,” “bright,” “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate” or words of similar meaning, or future or conditional verbs such as “will,” “would,” “should,” “could” or “may.”

Forward-looking statements about the Company’s expected financial results and other plans are subject to certain risks, uncertainties and assumptions. These include, but are not limited to the following: possible legislative changes and adverse economic, business and competitive developments (such as shrinking interest margins); deposit outflows; reduced demand for financial services and loan products; changes in accounting policies or guidelines, or in monetary and fiscal policies of the federal government; changes in credit and other risks posed by the Company’s loan portfolios; unexpected claims against the Company’s self-insured health plan; the ability or inability of the Company to successfully enter into a definitive agreement for and close anticipated transactions; technological, computer-related or operational difficulties; adverse changes in securities markets; results of litigation; or other significant uncertainties.

Forward-looking statements speak only as of the date they are made. The Company does not undertake to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made.

HF Financial Corp.

Selected Consolidated Operating Highlights

(Dollars in Thousands, Except per Share Data)

(Unaudited)

	Three Months Ended March 31,		Nine Months Ended March 31,
	2006	2005	2006	2005
Interest, dividend and loan fee income:
Loans and leases receivable	$11,829	$9,882	$34,543	$29,820
Investment securities and interest-earning deposits	1,637	1,108	4,538	3,109
	13,466	10,990	39,081	32,929
Interest expense:
Deposits	5,239	3,259	14,328	8,971
Advances from Federal Home Loan Bank and other borrowings	1,845	1,449	5,643	4,332
	7,084	4,708	19,971	13,303

Net interest income	6,382	6,282	19,110	19,626

Provision for losses on loans and leases	418	129	4,510	504
Net interest income after provision for losses on loans and leases	5,964	6,153	14,600	19,122

Noninterest income:
Gain on sale of land, net	—	—	3,557	—
Fees on deposits	1,029	1,008	3,375	3,255
Loan servicing income	118	308	805	963
Gain on sale of loans, net	280	207	688	669
Trust income	214	179	609	510
Gain on sale of securities, net	2	—	2	13
Other	434	424	1,415	1,253
	2,077	2,126	10,451	6,663
Noninterest expense:
Compensation and employee benefits	4,044	3,924	12,559	12,051
Occupancy and equipment	861	766	2,470	2,315
Other	1,520	1,613	4,762	4,707
	6,425	6,303	19,791	19,073
Income before income taxes	1,616	1,976	5,260	6,712
Income tax expense	366	632	1,688	2,260
Net income	$1,250	$1,344	$3,572	$4,452
Earnings per share:
Basic	$0.32	$0.35	$0.91	$1.15
Diluted	0.31	0.34	0.89	1.11
Weighted average shares:
Basic	3,937,344	3,921,732	3,905,120	3,924,941
Diluted	4,027,037	4,044,698	3,992,671	4,043,873

Outstanding shares: (end of period)	3,940,528	3,869,869	3,940,528	3,869,869

Share data for all periods presented has been adjusted for the 10% stock dividend to be paid on April 24, 2006.

HF Financial Corp.

Selected Consolidated Financial Condition Data

(Dollars in Thousands, Except per Share Data)

(Unaudited)

	3/31/2006	6/30/2005	3/31/2005

Balance Sheet Data
Total assets	$921,249	$897,874	$854,010
Cash and cash equivalents	17,426	18,248	22,912
Securities available for sale	143,226	142,429	127,703
Loans and leases receivable, net	693,469	670,581	642,600
Loans held for sale	9,243	10,238	7,773
Deposits	705,265	681,216	650,728
Advances from Federal Home Loan Bank and other borrowings	114,515	119,664	104,210
Subordinated debentures payable to trusts	27,837	27,837	27,837
Stockholders’ equity	55,690	53,635	53,902

Equity to total assets (end of period)	6.05%	5.97%	6.31%
Book value per share (1)	$14.13	$13.99	$13.93

Tier I (core) capital (2)	8.24%	8.28%	8.60%
Risk-based capital (2)	10.81%	10.66%	11.02%

Number of full-service offices	35	34	34

Asset Quality
Nonaccruing loans and leases	$1,849	$5,322	$1,436
Accruing loans and leases delinquent more than 90 days	2,762	1,609	995
Foreclosed assets	126	89	272
Total nonperforming assets	$4,737	$7,020	$2,703

FASB Statement No. 5 Allowance for loan and lease losses	$5,369	$3,326	$3,339
FASB Statement No. 114 Impaired loan valuation allowance	—	1,750	—
Total allowance for loans and lease losses	$5,369	$5,076	$3,339

Ratio of nonperforming assets to total assets (end of period)	0.51%	0.78%	0.32%
Ratio of nonperforming loan and leases to total loans and leases (end of period) (3)	0.65%	1.01%	0.37%
Ratio of allowance for loan and lease losses to total loans and leases (end of period)	0.76%	0.74%	0.51%
Ratio of allowance for loan and lease losses to nonperforming loans and leases (end of period) (3)	116.44%	73.24%	137.35%

(1)          Equity divided by number of shares of outstanding common stock. Retroactively adjusted for the 10% stock dividend to be paid on April 24, 2006.

(2)          Capital ratios for Home Federal Bank.

(3)          Nonperforming loans and leases include both nonaccruing and accruing loans and leases delinquent more than 90 days.

HF Financial Corp.

Selected Consolidated Financial Condition Data

(Dollars in Thousands)

(Unaudited)

Loan and Lease Portfolio Composition

	At March 31, 2006		At June 30, 2005
	Amount	Percent of Loans in Each Category	Amount	Percent of Loans in Each Category
	(Dollars in Thousands)

One-to four-family (1)	$96,264	13.78%	$96,496	14.28%
Commercial business and real estate (2) (3)	233,215	33.37%	223,638	33.10%
Multi-family real estate	33,175	4.75%	34,123	5.05%
Equipment finance leases	31,983	4.58%	33,170	4.91%
Consumer Direct (4) (5)	110,796	15.85%	111,210	16.46%
Consumer Indirect	91,458	13.09%	93,984	13.91%
Agricultural	82,486	11.80%	74,010	10.95%
Construction and development	19,461	2.78%	9,026	1.34%
Total Loans and Leases Receivable (6)	$698,838	100.00%	$675,657	100.00%

(1) Excludes $5,294 and $9,838 loans held for sale at March 31, 2006 and June 30, 2005, respectively.

(2) Includes $3,477 and $3,563 tax exempt leases at March 31, 2006 and June 30, 2005, respectively.

(3) Excludes $659 commercial loans held for sale at March 31, 2006.

(4) Includes mobile home loans.

(5) Excludes $3,290 and $400 student loans held for sale at March 31, 2006 and June 30, 2005, respectively.

(6) Includes deferred loan fees and discounts and undisbursed portion of loans in process.

Deposit Composition

	At March 31, 2006		At June 30, 2005
	Amount	Percent of Deposits in Each Category	Amount	Percent of Deposits in Each Category
	(Dollars in Thousands)

Noninterest bearing checking accounts	$75,291	10.68%	$85,705	12.58%
Interest bearing accounts	54,191	7.68%	50,120	7.36%
Money market accounts	227,302	32.23%	209,116	30.70%
Savings accounts	44,175	6.26%	63,235	9.28%
Certificates of deposit	304,306	43.15%	273,040	40.08%
Total Deposits	$705,265	100.00%	$681,216	100.00%

HF Financial Corp.

Selected Consolidated Financial Condition Data

(Dollars in Thousands)

(Unaudited)

Allowance for Loan and Lease Loss Activity

	Three Months Ended		Nine Months Ended
	3/31/2006	3/31/2005	3/31/2006	3/31/2005
Balance, beginning	$5,174	$3,514	$5,076	$3,605
Provision charged to income	418	129	4,510	504
Charge-offs	(297)	(366)	(4,449)	(1,057)
Recoveries	74	62	232	287
Balance, ending	$5,369	$3,339	$5,369	$3,339

Average Balances, Interest Yields and Rates

	Nine Months Ended
	3/31/2006		3/31/2005
	Average	Yield/Rate	Average	Yield/Rate
Interest-earning assets:
Loans and leases receivable (1) (3)	$692,707	6.64%	$662,446	6.00%
Investment securities (2) (3)	154,408	3.92%	122,166	3.39%
Total interest-earning assets	847,115	6.15%	784,612	5.59%
Noninterest-earning assets	69,433		64,808
Total assets	$916,548		$849,420

Interest-bearing liabilities:
Deposits:
Checking and money market	$271,898	2.88%	$262,884	1.67%
Savings	51,325	2.12%	49,095	1.06%
Certificates of deposit	293,528	3.46%	259,397	2.71%
Total interest-bearing deposits	616,751	3.09%	571,376	2.09%
FHLB advances and other borrowings	121,392	4.41%	106,422	3.91%
Subordinated debentures payable to trusts	27,837	7.78%	27,837	5.78%

Total interest-bearing liabilities	765,980	3.47%	705,635	2.51%
Noninterest-bearing deposits	76,791		73,145
Other liabilities	19,278		17,272
Total liabilities	862,019		796,052
Equity	54,499		53,368
Total liabilities and equity	$916,548		$849,420

Net interest spread (4)		2.68%		3.08%
Net interest margin (4) (5)		3.01%		3.33%
Net interest margin, TE (6)		3.04%		3.36%
Return on average assets (7)		0.52%		0.70%
Return on average equity (8)		8.74%		11.12%

(1)  Includes loan fees and interest on accruing loans and leases past due 90 days or more.

(2)  Includes federal funds sold and Federal Home Loan Bank stock.

(3)  Yields do not reflect the tax-exempt nature of loans, equipment leases and municipal securities.

(4)  Percentages for the nine months ended March 31, 2006 and March 31, 2005 have been annualized.

(5)  Net interest margin is net interest income divided by average interest-earning assets.

(6)  Net interest margin expressed on a fully taxable equivalent basis.

(7)  Ratio of net income to average total assets.

(8)  Ratio of net income to average equity